Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Inc. Reports Fourth Quarter and Full Year 2011 Results

•	Quarterly revenue of $371 million, up 27%

•	Organic revenue growth of 9.4%, as adjusted, for the quarter

•	Adjusted EBITDA of $119 million, or 32.1% of revenue for the quarter

•	EPS of $0.34 and adjusted EPS of $0.99 for the quarter

ENGLEWOOD, Colo. (January 6, 2012) - IHS Inc. (NYSE: IHS), the leading global source of information and analysis, today reported results for the fourth quarter and full year ended November 30, 2011. Revenue for the fourth quarter of 2011 totaled $371 million, a 27 percent increase over fourth quarter 2010 revenue of $293 million. Net income for the fourth quarter of 2011 was $22.7 million, or $0.34 per diluted share, compared to fourth quarter 2010 net income of $36.5 million, or $0.56 per diluted share. The quarter-over-quarter decrease was due to discrete pension items (discussed below), without which net income would have increased to $41.5 million, or $0.63 per diluted share. Revenue for fiscal year 2011 totaled $1.326 billion, up 25 percent over the prior year total of $1.058 billion. Fiscal year 2011 net income was $135.4 million, or $2.06 per diluted share, compared to fiscal year 2010 net income of $137.7 million, or $2.13 per diluted share. The year-over-year decrease was also due to the discrete pension items, without which net income would have increased to $154.2 million, or $2.35 per diluted share.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) totaled $119 million for the fourth quarter of 2011, up 33 percent from $90 million in the fourth quarter of 2010. Adjusted earnings per diluted share were $0.99 for the fourth quarter of 2011, an increase of 24 percent over the prior-year period. Adjusted EBITDA for fiscal year 2011 totaled $401 million, up 26 percent from $319 million in 2010. Adjusted earnings per diluted share were $3.44 for fiscal 2011, an increase of 19 percent over the prior-year period. Adjusted EBITDA and adjusted earnings per share (EPS) are non-GAAP (Generally Accepted Accounting Principles) financial measures used by management to measure operating performance. Please see the end of this release for more information about these non-GAAP measures.

“Our 2011 results were a record in all respects, and especially notable in light of the uncertain macroeconomic environment,” said Jerre Stead, IHS chairman and chief executive officer. “2011 was a historic year for IHS both in terms of the level of investment we made in our infrastructure to create scalable platforms as well as the amount of capital deployed for strategic acquisitions, both of which will enable profitable growth for years to come."

Fourth Quarter 2011 Details
Revenue for the fourth quarter of 2011 totaled $371 million, a 27 percent increase over fourth quarter 2010 revenue of $293 million. Organic growth in the fourth quarter of 2011 was 9.4 percent, as adjusted (see table below). Acquisitions added 17 percent and foreign currency movements had a negligible impact. The subscription-based business grew 9.1 percent organically and represented 74 percent of total revenue.

	Three Months Ended November 30,		Absolute	Organic	Year Ended November 30,		Absolute	Organic
	2011	2010	% change	% change*	2011	2010	% change	% change*
Subscription revenue	$272,893	$225,415	21%	9.1%	$1,020,800	$835,322	22%	8.4%
Non-subscription revenue	97,763	67,412	45%	10.4%	304,838	222,420	37%	9.7%
Total revenue	$370,656	$292,827	27%	9.4%	$1,325,638	$1,057,742	25%	8.7%
* Excludes the impact of non-subscription revenue associated with the triennial release of a certain engineering standard. Unadjusted organic revenue growth was 8.9% for the quarter and 7.8% for the year.

The company continued to grow its business overall in all three of its operating regions. The Americas segment increased its revenue during the fourth quarter by $40.8 million, or 23 percent, to $218.5 million. The EMEA segment grew its fourth quarter revenue by $22.8 million, or 26 percent, to $109.0 million. The APAC segment's revenue was up $14.3 million, or 49 percent, to $43.2 million.

Adjusted EBITDA for the fourth quarter of 2011 was $119.2 million, up $29.6 million, or 33 percent, over the prior-year period. Operating income decreased $20.7 million, or 44 percent, to $26.2 million. Excluding the $30 million impact of the retiree annuitization settlement expense, operating income increased $9.6 million, or 21 percent, to $56.5 million. Americas' operating income increased $8.4 million, or 15 percent, to $63.2 million. EMEA's operating income was up $6.0 million, or 28 percent, to $27.2 million. APAC's operating income grew $5.8 million, or 61 percent, to $15.4 million.

Full Year 2011
Revenue for the year ended November 30, 2011, increased $267.9 million, or 25 percent, to $1.326 billion. Organic revenue growth was 8.7 percent overall, as adjusted (see table above), and 8.4 percent for the subscription-based portion of the business. Acquisitions added 16 percent and foreign currency movements increased revenue by two percent during fiscal year 2011. The Americas segment grew its revenue during the year ended November 30, 2011, by $143.2 million, or 22 percent, to $799 million. The EMEA segment increased its fiscal year 2011 revenue by $80.1 million, or 26 percent, to $384 million. The APAC segment increased its revenue by $44.6 million, or 46 percent, to $143 million, during fiscal 2011.

Adjusted EBITDA for fiscal 2011 increased $81.9 million, or 26 percent, to $401 million. Operating income decreased $1.7 million, or one percent, year-over-year to $172 million. Excluding the $30 million impact of the retiree annuitization settlement expense, operating income increased $28.7 million, or 16 percent, to $203 million. Americas’ operating income was $224.7 million, up $27.6 million, or 14 percent, over the prior-year period. EMEA grew its fiscal year 2011 operating income to $82.3 million, up $16.0 million, or 24 percent, over the same period of 2010. APAC’s operating income was $44.5 million, an increase of $11.9 million, or 36 percent, over last year.

Cash Flows
IHS generated $342 million of cash flow from operations during the year ended November 30, 2011,

representing a 28 percent increase over last year's $266 million.

Balance Sheet
IHS ended fourth quarter 2011 with $235 million of cash and cash equivalents and $803 million of debt.

Pension Plan Strategy Implemented
As part of a comprehensive review of the company's defined benefit pension plans, IHS recently completed steps to proactively decrease volatility and better match pension assets with obligations going forward. These steps resulted in an annuitization settlement of retiree pension obligations, a change to the IHS pension plan investment strategies, a change in accounting for pension expense and accelerated funding of plan contributions. A detailed presentation providing additional information about the steps taken and their impacts has been included on the company's website (investor.ihs.com) and furnished to the SEC.

"We have been very proactive in our actions, and we believe our strategy encompasses a series of prudent business decisions with respect to these plans that position us well for the future,” said Richard Walker, IHS executive vice president and chief financial officer.  “Many plan sponsors have employed similar steps to better manage their pension programs."

Outlook (forward-looking statement)
For the year ending November 30, 2012, IHS reaffirms and expects:

•	All-in revenue in a range of $1.50 to $1.55 billion, including an organic growth rate expected to be between 7-10 percent;

•	All-in adjusted EBITDA in a range of $480 to $495 million; and

•	Adjusted EPS between $3.84 and $4.01.

Additionally, for the year ending November 30, 2012, IHS also expects:

•	Depreciation and amortization expense to be approximately $112 million;

•	Net interest expense of approximately $17 million;

•	Stock-based compensation expense to be approximately $115-120 million;

•	An adjusted tax rate of approximately 27-28 percent; and

•	Fully diluted shares to be approximately 67 million.

The above outlook assumes constant currencies and no further acquisitions, pension mark-to-market adjustments or unanticipated events.

See discussion of adjusted EBITDA and non-GAAP financial measures at the end of this release.

As previously announced, IHS will hold a conference call to discuss fourth quarter and full year 2011 results on January 6, 2012, at 8:00 a.m. EST. The conference call will be simultaneously webcast on the company's website: www.ihs.com.

Use of Non-GAAP Financial Measures
Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as adjusted EBITDA and adjusted earnings per diluted share, are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus income taxes, depreciation and amortization. Adjusted EBITDA further excludes (i) non-cash items (e.g., stock-based compensation expense and non-cash pension and post-retirement expense) and (ii) items that management does not consider to be useful in assessing our operating performance (e.g., acquisition-related costs, restructuring charges, income or loss from discontinued operations, and gain or loss on sale of assets). Adjusted earnings per diluted share exclude similar items as adjusted EBITDA. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA and adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, adjusted EBITDA, and adjusted earnings per diluted share are also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. For example, a measure similar to adjusted EBITDA is required by the lenders under our term loan and revolving credit agreement.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company's capital structure on its performance.

All of the items included in the reconciliation from net income to adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization, stock-based compensation, non-cash pension and post-retirement expense) or (ii) items that we do not consider to be useful in assessing our operating performance (e.g., income taxes, acquisition-related costs, restructuring charges, income or loss from discontinued operations, and gain or loss on sale of assets). In the case of the non-cash items, management believes that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by eliminating depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

IHS Forward-Looking Statements:
This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipate," "believe," "intend," "estimate," "plan" and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties-many of which are difficult to predict and generally beyond the control of IHS-that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

About IHS Inc. (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information and insight in critical areas that shape today's business landscape, including energy and power; design and supply chain; defense, risk and security; environmental, health and safety (EHS) and sustainability; country and industry forecasting; and commodities, pricing and cost. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959, incorporated in the State of Delaware in 1994, and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 5,500 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners.
© 2012 IHS Inc. All rights reserved.

###

IHS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per-share amounts)
(Unaudited)

	As of	As of
	November 30, 2011	November 30, 2010
Assets
Current assets:
Cash and cash equivalents	$234,685	$200,735
Accounts receivable, net	326,009	256,552
Income tax receivable	25,194	—
Deferred subscription costs	43,136	41,449
Deferred income taxes	45,253	33,532
Other	23,801	20,466
Total current assets	698,078	552,734
Non-current assets:
Property and equipment, net	128,418	93,193
Intangible assets, net	514,949	384,568
Goodwill, net	1,722,312	1,120,830
Other	9,280	4,377
Total non-current assets	2,374,959	1,602,968
Total assets	$3,073,037	$2,155,702
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$144,563	$19,054
Accounts payable	32,428	35,854
Accrued compensation	57,516	51,233
Accrued royalties	26,178	24,338
Other accrued expenses	69,000	51,307
Income tax payable	—	4,350
Deferred revenue	487,172	392,132
Total current liabilities	816,857	578,268
Long-term debt	658,911	275,095
Accrued pension liability	59,460	25,104
Accrued post-retirement benefits	9,200	10,056
Deferred income taxes	123,895	73,586
Other liabilities	19,985	17,512
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 160,000,000 shares authorized, 67,527,344 and 66,250,283 shares issued, and 65,121,884 and 64,248,547 shares outstanding at November 30, 2011 and November 30, 2010, respectively	675	662
Additional paid-in capital	636,440	541,108
Treasury stock, at cost: 2,405,460 and 2,001,736 shares at November 30, 2011 and 2010, respectively	(133,803)	(101,554)
Retained earnings	930,619	795,204
Accumulated other comprehensive loss	(49,202)	(59,339)
Total stockholders’ equity	1,384,729	1,176,081
Total liabilities and stockholders’ equity	$3,073,037	$2,155,702

IHS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per-share amounts)
(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2011	2010	2011	2010
Revenue:
Products	$319,085	$258,637	$1,151,091	$935,082
Services	51,571	34,190	174,547	122,660
Total revenue	370,656	292,827	1,325,638	1,057,742
Operating expenses:
Cost of revenue:
Products	120,701	101,755	464,138	372,592
Services	25,906	19,543	94,354	74,379
Total cost of revenue (includes stock-based compensation expense of $1,042; $430; $3,680 and $3,633 for the three months and years ended November 30, 2011 and 2010, respectively)	146,607	121,298	558,492	446,971
Selling, general and administrative (includes stock-based compensation expense of $21,339; $16,320; $82,514 and $62,841 for the three months and years ended November 30, 2011 and 2010, respectively)	128,689	98,098	453,481	358,012
Depreciation and amortization	25,628	16,969	88,039	59,474
Restructuring charges	540	—	1,242	9,022
Acquisition-related costs	1,911	—	8,000	—
Net periodic pension and post-retirement expense	42,612	9,209	44,995	10,587
Other expense (income), net	(1,495)	399	(1,079)	(453)
Total operating expenses	344,492	245,973	1,153,170	883,613
Operating income	26,164	46,854	172,468	174,129
Interest income	208	269	862	655
Interest expense	(4,572)	(963)	(11,346)	(2,036)
Non-operating expense, net	(4,364)	(694)	(10,484)	(1,381)
Income from continuing operations before income taxes	21,800	46,160	161,984	172,748
Income tax benefit (provision)	1,256	(10,177)	(26,695)	(39,231)
Income from continuing operations	23,056	35,983	135,289	133,517
Income (loss) from discontinued operations, net	(328)	522	126	4,223
Net income	$22,728	$36,505	$135,415	$137,740

Basic earnings per share:
Income from continuing operations	$0.35	$0.56	$2.08	$2.09
Income (loss) from discontinued operations, net	$(0.01)	$0.01	$—	$0.07
Net income	$0.35	$0.57	$2.09	$2.15
Weighted average shares used in computing basic earnings per share	65,163	64,216	64,938	63,964

Diluted earnings per share:
Income from continuing operations	$0.35	$0.55	$2.06	$2.06
Income (loss) from discontinued operations, net	$—	$0.01	$—	$0.07
Net income	$0.34	$0.56	$2.06	$2.13
Weighted average shares used in computing diluted earnings per share	66,199	65,155	65,716	64,719

IHS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended November 30,
	2011	2010
Operating activities:
Net income	$135,415	$137,740
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	88,039	59,474
Stock-based compensation expense	86,194	66,474
Excess tax benefit from stock-based compensation	(9,943)	(5,024)
Non-cash net periodic pension and post-retirement expense	44,648	9,598
Deferred income taxes	(1,683)	(5,699)
Change in assets and liabilities:
Accounts receivable, net	(35,137)	(37,886)
Other current assets	(1,508)	(2,565)
Accounts payable	(4,302)	3,017
Accrued expenses	5,267	(800)
Income tax payable	(9,082)	6,547
Deferred revenue	43,757	36,268
Other liabilities	385	(956)
Net cash provided by operating activities	342,050	266,188
Investing activities:
Capital expenditures on property and equipment	(54,340)	(31,836)
Acquisitions of businesses, net of cash acquired	(730,058)	(334,514)
Intangible assets acquired	(2,985)	—
Change in other assets	(5,687)	(186)
Settlements of forward contracts	(168)	(424)
Net cash used in investing activities	(793,238)	(366,960)
Financing activities:
Proceeds from borrowings	954,031	245,000
Repayment of borrowings	(444,775)	(43,300)
Payment of debt issuance costs	(6,326)	—
Excess tax benefit from stock-based compensation	9,992	5,024
Proceeds from the exercise of employee stock options	2,144	1,320
Repurchases of common stock	(32,249)	(26,442)
Net cash provided by financing activities	482,817	181,602
Foreign exchange impact on cash balance	2,321	(4,296)
Net increase in cash and cash equivalents	33,950	76,534
Cash and cash equivalents at the beginning of the period	200,735	124,201
Cash and cash equivalents at the end of the period	$234,685	$200,735

IHS INC.
SUPPLEMENTAL REVENUE DISCLOSURE
(In thousands)
(Unaudited)

	Three Months Ended November 30,		Absolute	Organic	Year Ended November 30,		Absolute	Organic
	2011	2010	% change	% change *	2011	2010	% change	% change *
Revenue by segment:
Americas revenue	$218,484	$177,714	23%	8%	$798,673	$655,449	22%	8%
EMEA revenue	108,995	86,186	26%	8%	384,441	304,375	26%	6%
APAC revenue	43,177	28,927	49%	22%	142,524	97,918	46%	18%
Total revenue	$370,656	$292,827	27%	9.4%	$1,325,638	$1,057,742	25%	8.7%

Revenue by transaction type:
Subscription revenue	$272,893	$225,415	21%	9%	$1,020,800	$835,322	22%	8%
Consulting revenue	30,475	19,031	60%	16%	90,297	62,331	45%	6%
Transaction revenue	19,041	19,228	(1)%	2%	63,376	63,813	(1)%	6%
Other revenue	48,247	29,153	65%	11%	151,165	96,276	57%	14%
Total revenue	$370,656	$292,827	27%	9.4%	$1,325,638	$1,057,742	25%	8.7%

Revenue by information domain:
Energy revenue	$168,079	$121,779			$571,782	$472,216
Product Lifecycle (PLC) revenue	115,409	93,581			436,533	329,593
Security revenue	30,819	30,175			119,389	109,709
Environment revenue	30,156	23,102			98,934	61,015
Macroeconomic Forecasting and Intersection revenue	26,193	24,190			99,000	85,209
Total revenue	$370,656	$292,827			$1,325,638	$1,057,742

* Excludes revenue associated with the triennial release of a certain engineering standard in the third quarter of 2010.

IHS INC.
RECONCILIATION OF CONSOLIDATED NON-GAAP FINANCIAL MEASUREMENTS TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS
(In thousands, except for per-share amounts)
(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2011	2010	2011	2010
Net income	$22,728	$36,505	$135,415	$137,740
Interest income	(208)	(269)	(862)	(655)
Interest expense	4,572	963	11,346	2,036
Income tax (benefit) provision	(1,256)	10,177	26,695	39,231
Depreciation and amortization	25,628	16,969	88,039	59,474
EBITDA	$51,464	$64,345	$260,633	$237,826
Stock-based compensation expense	22,381	16,750	86,194	66,474
Restructuring charges	540	—	1,242	9,022
Acquisition-related costs	1,911	—	8,000	—
Non-cash net periodic pension and post-retirement expense	42,538	8,960	44,648	9,598
(Income) loss from discontinued operations, net	328	(522)	(126)	(4,223)
Adjusted EBITDA	$119,162	$89,533	$400,591	$318,697

	Three Months Ended November 30,		Year Ended November 30,
	2011	2010	2011	2010
Earnings per diluted share	$0.34	$0.56	$2.06	$2.13
Stock-based compensation expense	0.22	0.16	0.85	0.65
Restructuring charges (credits)	0.01	—	0.01	0.09
Acquisition-related costs	0.02	—	0.10	—
Non-cash net periodic pension and post-retirement expense	0.40	0.09	0.42	0.09
(Income) loss from discontinued operations, net	—	(0.01)	—	(0.07)
Adjusted earnings per diluted share	$0.99	$0.80	$3.44	$2.89
Note: Amounts may not sum due to rounding

	Three Months Ended November 30,		Year Ended November 30,
	2011	2010	2011	2010
Net cash provided by operating activities	88,808	44,873	342,050	266,188
Capital expenditures on property and equipment	(8,967)	(8,649)	(54,340)	(31,836)
Free cash flow	$79,841	$36,224	$287,710	$234,352

IHS INC.
RECONCILIATION OF SEGMENT NON-GAAP FINANCIAL MEASUREMENTS TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS
(In thousands)
(Unaudited)

	Three Months Ended November 30, 2011
	Americas	EMEA	APAC	Shared Services	Total
Operating income	$63,240	$27,210	$15,415	$(79,701)	$26,164
Adjustments:
Stock-based compensation expense	—	—	—	22,381	22,381
Depreciation and amortization	20,775	4,307	38	508	25,628
Restructuring charges	—	540	—	—	540
Acquisition-related costs	1,911	—	—	—	1,911
Non-cash net periodic pension and post-retirement expense	—	—	—	42,538	42,538
Adjusted EBITDA	$85,926	$32,057	$15,453	$(14,274)	$119,162

	Three Months Ended November 30, 2010
	Americas	EMEA	APAC	Shared Services	Total
Operating income	$54,842	$21,237	$9,568	$(38,793)	$46,854
Adjustments:
Stock-based compensation expense	—	—	—	16,750	16,750
Depreciation and amortization	12,671	3,643	80	575	16,969
Restructuring charges	—	—	—	—	—
Non-cash net periodic pension and post-retirement expense	—	—	—	8,960	8,960
Adjusted EBITDA	$67,513	$24,880	$9,648	$(12,508)	$89,533

	Year Ended November 30, 2011
	Americas	EMEA	APAC	Shared Services	Total
Operating income	$224,699	$82,314	$44,452	$(178,997)	$172,468
Adjustments:
Stock-based compensation expense	—	—	—	86,194	86,194
Depreciation and amortization	68,285	17,369	172	2,213	88,039
Restructuring charges	338	904	—	—	1,242
Acquisition-related costs	7,598	402	—	—	8,000
Non-cash net periodic pension and post-retirement expense	—	—	—	44,648	44,648
Adjusted EBITDA	$300,920	$100,989	$44,624	$(45,942)	$400,591

	Year Ended November 30, 2010
	Americas	EMEA	APAC	Shared Services	Total
Operating income	$197,146	$66,363	$32,601	$(121,981)	$174,129
Adjustments:
Stock-based compensation expense	—	—	—	66,474	66,474
Depreciation and amortization	41,884	15,257	154	2,179	59,474
Restructuring charges	7,634	1,338	50	—	9,022
Non-cash net periodic pension and post-retirement expense	—	—	—	9,598	9,598
Adjusted EBITDA	$246,664	$82,958	$32,805	$(43,730)	$318,697

IHS INC.
SUPPLEMENTAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended November 30, 2011		Three Months Ended November 30, 2010
	Pre-tax	After tax	Pre-tax	After tax
Stock-based compensation expense	$22,381	$14,323	$16,750	$10,648
Restructuring charges	$540	$392	$—	$—
Acquisition-related costs	$1,911	$1,549	$—	$—
Non-cash net periodic pension and post-retirement expense	$42,538	$26,373	$8,960	$5,553
(Income) loss from discontinued operations, net	$400	$328	$(811)	$(522)

	Year Ended November 30, 2011		Year Ended November 30, 2010
	Pre-tax	After tax	Pre-tax	After tax
Stock-based compensation expense	$86,194	$55,692	$66,474	$42,259
Restructuring charges	$1,242	$844	$9,022	$5,594
Acquisition-related costs	$8,000	$6,566	$—	$—
Non-cash net periodic pension and post-retirement expense	$44,648	$27,681	$9,598	$5,950
(Income) loss from discontinued operations, net	$(347)	$(126)	$(6,742)	$(4,223)